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                                                                     Exhibit 5.1



                                October 24, 1995



Adaptec, Inc.
691 South Milpitas Blvd.
Milpitas, CA  95035

         RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on October 25, 1995, in connection with the registration under the Securities Act of 1933, as amended, 385,070 shares of your Common Stock (the "Shares"), all of which are issued and outstanding and to be offered for sale for the benefit of certain selling shareholders. The Shares are to be sold from time to time in the over-the-counter market at prevailing prices or as otherwise described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale of the Shares.

         It is our opinion that the Shares are legally and validly issued, fully paid, and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                         Very truly yours,

                                         WILSON, SONSINI, GOODRICH & ROSATI
                                         Professional Corporation


                                         /s/ WILSON, SONSINI, GOODRICH & ROSATI